Exhibit 99.3

NEOGAMES S.A. (until November 10, 2020: S.à r.l.)

Management Report, Financial Statements and Report of the réviseur d’entreprises agréé

AS OF DECEMBER 31, 2021

63-65, rue de Merl
L-2146 Luxembourg
RCS: B186309

NEOGAMES S.A. (until November 10, 2020: S.à r.l.)

Management Report, Financial Statements and Report of the réviseur d’entreprises agréé

AS OF DECEMBER 31, 2021

NEOGAMES S.A.

STATEMENTS OF FINANCIAL POSITION

		December 31, 2021	December 31, 2020
	Note	U.S. dollars (in thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	9,688	45,855
Restricted deposits		163	176
Other receivables		1,369	535
Receivables from Aspire Group	9	1,352	-
Receivables from subsidiaries	6	42,320	16,512
Trade receivables	5	1,014	2,121
Total current assets		55,906	65,199

NON-CURRENT ASSETS
Property and equipment, net		76	113
Intangible assets	7	-	17,835
Shares in affiliated undertakings	1,8	57,544	202
Total non-current assets		57,620	18,150

TOTAL ASSETS		113,526	83,349

The accompanying notes are an integral part of these financial statements.

NEOGAMES S.A.

STATEMENTS OF FINANCIAL POSITION

		December 31, 2021	December 31, 2020
	Note	U.S. dollars (in thousands)
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade and other payables		4,793	1,955
Payables to subsidiaries	6	-	7,492
Payables to Aspire Group		-	24
		4,793	9,471
NON-CURRENT LIABILITIES
Capital notes and accrued interest due to Aspire Group	9	21,086	17,739
Loans and other from to Caesars, net	9	12,899	12,638
		33,985	30,377

EQUITY
Share capital	11	45	44
Reserve with respect to transaction under common control		(8,467)	(8,467)
Reserve with respect to funding transaction with related parties		20,072	20,072
Legal Reserve	11	-	-
Share premium		70,812	68,608
Share based payments reserve	10	6,023	3,907
Accumulated losses		(13,737)	(40,663)
		74,748	43,501

TOTAL LIABILITIES AND EQUITY		113,526	83,349

April 18, 2022
Moti Malul, Director

The accompanying notes are an integral part of these financial statements.

NEOGAMES S.A.

STATEMENTS OF COMPREHENSIVE INCOME

		2021	2020
	Notes	U.S. dollars (in thousands)

Revenues	12	18,394	41,331

Gain on a sale of intangible assets to a subsidiary	1	39,493	-
Development expenses		15,307	18,086
Selling and marketing expenses		1,076	303
General and administrative expenses	13	4,416	2,189
Initial public offering expenses		-	2,796
Prospective acquisition related expenses	1	3,841	-
Depreciation and amortization		71	9,776

		(14,782)	33,150

Profit from operations		33,176	8,181

Interest expenses with respect to funding from related parties		4,811	4,343
Finance expenses (income), net		1,343	(1,004)
Profit before income taxes expenses		27,022	4,842

Income taxes expenses		96	205

Comprehensive and net income		26,926	4,637

The accompanying notes are an integral part of these financial statements.

            NEOGAMES S.A

STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	Share capital		Share premium	Accumulated losses	Legal Reserve	Share based payments reserve	Reserve with respect to funding transactions with related parties	Reserve with respect to transaction under common control	Total equity (deficit)

Balance as of January 1, 2020	21		22,788	(45,300)	-	2,967	16,940	(8,467)	(11,051)

Changes in the year:
Equity settled Share based compensation						969			969
Benefit to the Company by an equity holder with respect to funding transactions							3,132		3,132
Increase of share capital	23		(23)						-
Issuance of ordinary shares, net of issuance cost, in an initial public offering,	-		45,810						45,810
Exercise of employee options to ordinary shares	-		33			(29)			4
Legal reserve				-	-				-
Total comprehensive income for the year				4,637					4,637
Balance as of December 31, 2020	44		68,608	(40,663)	-	3,907	20,072	(8,467)	43,501
Changes in the year:
Equity settled Share based compensation						3,448			3,448
Exercise of employee options to ordinary shares	1		2,204			(1,332)			873
Legal reserve
Total comprehensive income for the year				26,926					26,926
Balance as of December 31, 2020	45	*	70,812	(13,737)	-	6,023	20,072	(8,467)	74,748

*   As of December 31, 2021 and 2020, 25,565,095 and 24,983,855 shares, no par value, authorized issued and fully paid, respectively.

** On November 10, 2020, the Company completed a 1: 8.234 (approximated) reverse split of its share capital by way of conversion of its then existing 181,003,584 shares into 21,983,757 shares.

The accompanying notes are an integral part of these financial statements.

NEOGAMES S.A.

STATEMENTS OF CASH FLOWS

	2021	2020
	U.S. dollars (in thousands)
Cash flows from operating activities:
Net income for the year	26,926	4,637

Adjustments for:
Amortization and depreciation	71	9,776
Income taxes expenses	96	205
Income taxes paid	(96)	-
Interest expenses with respect to funding from related parties	4,811	4,343
Interest paid	(836)	(223)
Other finance expenses (income), net	1,343	(1,004)
Gain on contribution	(39,507)	-
Payments with respect to IP Option	478	478
Share based compensation	3,448	969
Initial public offering expenses	-	2,430
Prospective acquisition related expenses	3,431
Increase (decrease) in trade receivables	1,754	(706)
Decrease in other receivables	(834)	(235)
Decrease (increase) in Aspire Group	(1,377)	205
Increase (decrease) in trade and other payables	(1,750)	2,194
increase in receivables from subsidiaries	(25,811)	(8,247)
Decrease in payables to subsidiaries	(7,492)	-
	(62,271)	10,185

Net cash generated from (used for) operating activities	(35,345)	14,822

Cash flows from investing activities:
Purchase of property and equipment, net	(34)	(113)
Capitalized development costs	-	(13,128)
Net change in deposits	13	112

Net cash used in investing activities	(21)	(13,129)

Cash flows from financing activities:
Loans from William Hill	-	2,500
Repayment of loan from William Hill	(1,500)	(2,500)
Exercise of employee options	873	4
Prospective acquisition related expenses	(174)	-
Issuance of shares, net of issuance costs and other initial public offering expenses	-	43,380
Net cash (used in) generated from financing activities	(801)	43,384

Net increase (decrease) in cash and cash equivalents	(36,167)	45,077
Cash and cash equivalents at the beginning of the year	45,855	778

Cash and cash equivalents at the end of the year	9,688	45,855

Significant non-cash activities -

(1)	During 2021, the Company sold certain intangible assets to a subsidiary for a purchase price value of $57 million in consideration for issuance of subsidiary's Redeemable Preferred Shares.

The accompanying notes are an integral part of these financial statements.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – GENERAL

Neogames S.A. (the “Company”, together with its subsidiaries, a joint operation and a joint venture - the “Group”) was incorporated in Luxemburg on April 10, 2014 for an unlimited period of time. The Company’s registered office is L-2146 Luxembourg, 63-65, Rue de Merl and the Company is registered in the Trade Register under number B 186.309 in Luxembourg.

The accounting year of the Company begins on 1st of January and ends on December 31 of each year.

On November 10, 2020 the Company changed its corporate form from a private limited liability company to a public limited liability company, changed its name from Neogames S.à r.l. to NeoGames S.A., converted the share capital from EUR 18,100.3584 to USD 21,485.1254, increased the share capital by USD 17,459.85 and completed a 1: 8.234 (approximated) reverse split of its share capital which were applied retrospectively in this financial statements. For further information we refer to note 11. The Company has been listed on Nasdaq since November 19, 2020, under the symbol “NGMS”.

On November 24, 2020, the Company completed an initial public offering of 5,528,650 ordinary shares, no par value, including 721,128 ordinary shares sold pursuant to the full exercise of the underwriters’ overallotment option. The offering consisted of 2,987,625 ordinary shares offered by the Company and 2,541,025 ordinary shares offered by certain selling shareholders. The ordinary shares were sold at an offering price of $17.00 per ordinary share for an aggregate offering value of $94.0 million.

The Company has a branch in Malta, Neogames S.A. (Malta branch) which was registered in Malta on March 30, 2015, in order to undertake management and administrative services in Malta for its head office.

The corporate purpose of the Company is to develop activities in relation with iLottery and iGaming solutions and services as well as any related areas. This includes the (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, partnership interests, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).

The Group is a leading global technology provider engaged in the development and operation of online lotteries and games, allowing lottery operators to distribute lottery products via online sales channels while using the Group’s technology.

The Company serves content and platform contracts across Europe and the United States of America through its wholly owned operating subsidiaries: NeoGames Systems Ltd. (“NGS”), incorporated in 2014, and NeoGames Ukraine, incorporated in 2018. In 2014, the Company incorporated NeoGames US LLP (“NeoGames US”) serving as the active arm for the North American market and in 2018 incorporated NeoGames S.R.O, in the Czech Republic to operate the Company’s Czech project.

The Company’s principal shareholders, as of December 31, 2021 were Caesars Entertainment Organization Limited (“Caesars”, which acquired our previous shareholder, William Hill Organization Limited ("William Hill" or "WH") in April 2021), Barak Matalon, Pinhas Zehavi, Elyahu Azur and Aharon Aran, that collectively own a majority of Aspire Global Plc (“Aspire”), a publicly traded company which conducts iGaming operations through its subsidiaries (together with Aspire, the “Aspire Group”).

On September 16, 2021, Caesars completed an underwritten public offering of ordinary shares including full exercise of the underwriters’ option to purchase additional ordinary shares leading to the sale of an aggregate of 3,975,947 Ordinary Shares through an underwritten filing and on March 14, 2022, Caesars consummated a block sale of its remaining shares and consequently is no longer beneficially owner of any securities of the Company.

The Group, together with a publicly traded Canadian Company, Pollard Banknote Limited (“Pollard”), developed, established and operate a licensed iLottery platform on behalf of the State of Michigan in the United States (the “Michigan Joint Operation”), whereby the relating contract was extended in December 2020 through July 2026.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – GENERAL (CONT.)

On July 31, 2014, Pollard and NeoGames US jointly established an equal ownership share, NeoPollard Interactive LLC (“NPI” or the “Joint Venture”) in order to participate in iLottery tenders in the North American market. NPI has operated the Virginia State Lottery online e-Subscription program, since 2015 through October 2026, the iLottery platform on behalf of New Hampshire Lottery since September 2018 (initial terms of seven years), the North Carolina Education Lottery iLottery platform since October 2019 (initial terms of five years with an option to extend for additional five years) and the Alberta Gaming, Liquor and Cannabis Commission ("AGLC') iLottery platform since September 2020 (initial term of seven years, with an option to extend for five years).

On February 22, 2021, the Company announced the go-live of its eInstants games with the Austrian Lotteries, launching the Company’s first set of games on the win2day online gaming site. In connection with the agreement, the Company will grant the Austrian Lotteries (Österreichische Lotterien) full access to its Studio extensive portfolio of premium, award winning eInstant games.

Effective January 1, 2021, the Company contributed to its wholly owned subsidiary, NeoGames Systems in consideration for issuance of 57 redeemable preferred shares, certain intellectual property rights relating to the online lottery business valued at $57 million by a third- party reputable appraiser, and ceased to consume development services from the subsidiary. Each share can be redeemed in cash at the discretion of the subsidiary for its par value (i.e., $1 million through December 31, 2040. Consequently, the Company recorded a gain for a sale of intangible assets in the 2021' statement of comprehensive income and utilized a carry forward losses of $57 million.

The Company is carefully monitoring the outbreak and spread of the coronavirus (“COVID-19”) across the world and specifically in the United States. Proactive measures have been taken to reduce the risk to the Group’s staff and to ensure business continuity. The Group is an online organization where working remotely and meeting virtually are established ways of working. The Group’s operations, which are limited to iLottery, have not been negatively impacted and the Group does not expect its operations to be negatively impacted by the outbreak of COVID-19. However, depending on the duration of the pandemic, there could be a negative impact on the Group’s operations.

In preparing these financial statements, the Board of Directors has assessed the ability of the Company to continue to operate. Following this assessment the Board of Directors believes it appropriate to prepare these financial statements on a going concern basis.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, unless otherwise stated, are:

A.	Accounting principles

The financial statements of the Company as of December 31, 2021 have been prepared in accordance IFRS as adopted by EU.

The principal accounting policies adopted for dealing with items which are considered material or critical in determining the results for the year and in stating the financial position, are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Changes in accounting policies
New accounting standards effective in the 2020 financial year
The following standards, changes to standards and interpretations must be applied from 1 January 2020:
Amendments to References to the Conceptual Framework in IFRS Standards: The revised Conceptual Framework for Financial Reporting is used to develop new standards and interpretations. The definitions of assets and liabilities as well as the guidance on measurement and derecognition, presentation and disclosures were amended. This did not result in any technical amendments to current standards. The amendments merely updated the references to the conceptual framework in exiting standards. The conceptual framework itself was not the subject of the endorsement procedure. The financial statements of the Company were not affected.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

A.	Accounting principles (Cont.)

Amendments to IAS 1 and IAS 8 – Definition of Material: The amendments to IAS 1 and IAS 8 clarify the definition of “material”. Besides additional explanations, the definition of “material” in the conceptual framework as well as all standards was aligned with the central definition anchored in IAS 1. The financial statements of the Company were not materially affected.

Changes in accounting policies
New accounting standards effective in the 2020 financial year
The following standards, changes to standards and interpretations must be applied from 1 January 2020:
Amendments to References to the Conceptual Framework in IFRS Standards: The revised Conceptual Framework for Financial Reporting is used to develop new standards and interpretations. The definitions of assets and liabilities as well as the guidance on measurement and derecognition, presentation and disclosures were amended. This did not result in any technical amendments to current standards. The amendments merely updated the references to the conceptual framework in exiting standards. The conceptual framework itself was not the subject of the endorsement procedure. The financial statements of the Company were not affected.
Amendments to IAS 1 and IAS 8 – Definition of Material: The amendments to IAS 1 and IAS 8 clarify the definition of “material”. Besides additional explanations, the definition of “material” in the conceptual framework as well as all standards was aligned with the central definition anchored in IAS 1. The financial statements of the Company were not materially affected.
Interest Rate Benchmark Reform – Phase 1: Amendments to IFRS 9, IAS 39 and IFRS 7: Entities can continue to use hedge accounting and designate new hedging relationships despite the expected replacement of various interest rate benchmarks. The financial statements of the Company were not affected.
Amendments to IFRS 3, Business Combinations – Definition of a Business: The amendments relate to the definition of a business and include clearer guidance for distinguishing between a business and a group of assets when applying IFRS 3. According to the amendments, the definition of a business includes having both inputs and at least one substantive process that together are able to create outputs. Output is deemed to be only the sale of goods and provision of services as well as the generation of capital and other income. Alternatively, there is an option to apply a concentration test to assess whether an acquired set of activities and assets is not a business. The financial statements of the Company were not affected.

New accounting standards adopted by the EU but only effective in future periods

The following standards, amendments to standards and interpretations have already been endorsed by the EU. However, they will only be effective in future periods:
Amendments to IFRS 4, Insurance Contracts – Deferral of effective date of IFRS 9 (issue date: 25 June 2020, effective for financial years beginning on or after 1 January 2023): The effective date of IFRS 17, which will replace IFRS 4, was deferred to 1 January 2023. The expiry date of the temporary exemption from IFRS 9 in IFRS 4 was therefore also deferred to 1 January 2023.
Amendment to IFRS 16 – COVID-19-Related Rent Concessions (issue date: 28 May 2020, effective for financial years beginning on or after 1 June 2020): Under certain conditions, the amendment permits lessees not to assess whether rent concessions granted as a direct consequence of the COVID-19 pandemic are lease modifications. If the conditions are met, lessees may instead account for those rent concessions as if they are not lease modifications. The amendment must be applied for annual periods beginning on or after 1 June 2020 and only applies to relevant lease payments before 30 June 2021. The application will not have any effect on the financial statements of the Group.
Interest Rate Benchmark Reform – Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (issue date 27 August 2020, effective for financial years beginning on or after 1 January 2021): The amendments simplify the reporting of changes to contractual cash flows and hedge accounting required as a result of IBOR reform. They relate to the actual change in interest rate benchmarks. Application will not have a material impact on the financial statements.

In addition, the IASB and the IFRIC have issued a number of other pronouncements in the year 2020 and in previous years whose application was not mandatory for the 2020 financial year. The application of these IFRSs is dependent on their adoption by the EU. The effects on the financial statements are being assessed by Company.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

B.	Separate financial statements

The separate financial statements of the Company presented in addition to consolidated financial statements which are publicly available on Company's website - https://ir.neogames.com/sec-filings

C.	Foreign currency

The Company maintains its books and records in US dollar (“USD”). The financial statements of the Company are prepared in US dollars (the functional currency), which is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Company’s transactions. Balances in foreign currencies are translated into US dollars in accordance with the principles set forth by International Accounting standard IAS 21 “The Effects of Changes in Foreign Exchange Rates”. Accordingly, transactions and balances in currencies other than the functional currency have been translated into US dollars as follows:

Monetary assets and liabilities — at the rate of exchange applicable at the end of the reporting year; Income and expense items — at exchange rates applicable as of the date of recognition of those items; Non-monetary items — at the rate of exchange at the time of the transaction.

All foreign exchange gains or losses resulting from the above translation were credited or debited to the statement of profit or loss and other comprehensive income in accordance with IAS 21.

The exchange rate of significant currencies outside the euro zone used in the preparation of the Financial Statements is as follows:

Currency	ISO Code	Year-end exchange rate EUR 1 quoted into currencies specified below	Average rate EUR 1 quoted into currencies specified below

U.S.-Dollar	USD	1,1318	1,1838

D.	Transaction under common control

Acquisition of intangible assets under common control is accounted for based on their book value as was accounted for by the seller, and the difference between the fair value of the consideration and the book value of the intangible assets was recorded as a capital reserve with respect to transaction under common control in the statement of changes in equity (deficit).

E.	Property and equipment

Property and equipment comprise of data center (servers) and software and are stated at cost less accumulated depreciation. Carrying amounts are reviewed at the end of each reporting year. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Depreciation is calculated to write off the cost of fixed assets to their residual amounts on a straight line basis over the expected useful lives of the assets concerned. The principal annual rates used for this purpose, are:

%

Computers and computers equipment	25-33
Office furniture and equipment	7
Leasehold improvements	Over the shorter of the term of the lease or useful lives

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Cont.)

E.	Property and equipment (Cont.)

Subsequent expenditures are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit and loss during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are recognized in profit and loss.

The depreciation method and the estimated useful life of an asset are reviewed at least each year-end and the changes are accounted for as a change in accounting estimate on a prospective basis.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

F.	Shares in affiliated undertakings

Investments in subsidiaries in the financial statements of the company are stated at cost, less any impairment in recoverable value. Provision is only made where, in the opinion of the Managers, there has been a permanent diminution in value and is recognised in the statement of profit or loss and other comprehensive income.

For Company's significant subsidiaries list see Note 8.

G.	Trade receivables and other receivables

Trade receivables are initially recognized at transaction price and subsequently measured at amortized cost and principally comprise amounts due from related parties and iLottery companies. The Company has applied the standard simplified approach and has calculated the Expected credit losses based on lifetime of expected credit losses, with de-minimis results. Bad debts (if any) are written off when there is objective evidence that the full amount may not be collected.

H.	Cash and cash equivalents

Cash and cash equivalents comprise cash and short-term bank deposits with an original maturity of three months or less.
Restricted deposit includes mainly funds being held in the bank securing guarantee issued in favor of a certain customer.

I.	Financial instruments

Financial assets and financial liabilities are recognized in the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument.
Financial assets and financial liabilities are initially measured at fair value and subsequently measured at amortized cost based on the effective interest rate, as applicable.
Company’s financial assets are including trade receivables (see Note 2G), other receivables, receivables from subsidiaries and Aspire Group.
Company’s financial liabilities are including trade and other payables, Aspire Group, Capital notes, loans and accrued interest due to Aspire Group (see Note 9B) and Loans and other from William Hill, net (see Note 9A).
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

These tiers include:
•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

J.	Provisions

Provisions, which are liabilities of uncertain timing or amounts, are recognized when the Company has a legal or constructive obligation as a result of past events, if it is probable that an outflow of funds will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. Provisions are included in the line item “Trade and other payables”.

K.	Revenue recognition

Revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services to a customer: the transaction price. The Company includes in the transaction price an amount of variable consideration as a result of revenue adjustments only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Estimations for these adjustments are based on the Company's experience with similar contracts and forecast sales to the customer.

The Company recognises revenue when the parties have approved the contract (in writing, orally or in accordance with other customary business practices) and are committed to perform their respective obligations, the Company can identify each party's rights and the fixed payment terms for the goods to be transferred, the contract has commercial substance (i.e. the risk, timing or amount of the Company's future cash flows is expected to change as a result of the contract), it is probable that the Company will collect the consideration to which it will be entitled in exchange for the goods that will be transferred to the customer and when specific criteria have been met for each of the Company's contracts with customers.
The Company bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement. In evaluating whether collectability of an amount of consideration is probable, the Company considers only the customer's ability and intention to pay that amount of consideration when it is due.

Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimates are reflected in the statement of comprehensive income in the period in which the circumstances that give rise to the revision become known to the Company.

•
Identification of performance obligations. The Company assesses whether contracts that involve the provision of a range of goods and/or services contain one or more performance obligations (that is, distinct promises to provide a service) and allocates the transaction price to each performance obligation identified on the basis of its stand‑alone selling price. A good or service that is promised to a customer is distinct if the customer can benefit from the good or service, either on its own or together with other resources that are readily available to the customer (that is the good or service is capable of being distinct) and the Company's promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the good or service is distinct within the context of the contract).

•	Sale of products. Sales of products are recognised at the point in time when the Company satisfies its performance obligation.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

The Company generates its revenues through three streams:
•	Royalties from provision of proprietary games content (which are recognized in the accounting periods in which the gaming transactions occur).
•	Fees from access to intellectual property rights (which are recognized over the useful periods of the intellectual property rights).
•	Fees from development services (which are recognized in the accounting periods in which services are provided).

L.	Development expenses

Costs for development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized if criteria of IAS 38.57 are met: (1) development costs can be measured reliably, the product or process is (2) technically and (3) commercially feasible, (4) future economic benefits are probable and (5) the Company intends, and (6) has sufficient resources, to complete development and to use or sell the asset. The costs capitalized include the cost of materials, direct labour and other directly attributable expenditure that serves to prepare the asset for use. Such capitalized costs are included in line item other intangible assets as internally generated intangible assets.
Other development costs are expensed as incurred. Capitalized development costs are stated at cost less accumulated amortization and impairment losses with an amortization period of 3 years (after completion).

M.	Selling and marketing expenses

Selling and marketing expenses include the cost of materials, direct labour and other directly attributable expenditure, as well as costs for advertising and depreciation and amortization allocated to sales and marketing cost center.

N.	General administrative

General and administrative expenses primarily represent the costs required to support administrative and include direct labour and other directly attributable expenditure, as well as depreciation allocated to the administration cost center.

O.	Reserve with respect to funding transactions with related parties

Transactions with related parties are accounted for based on fair value. Any difference between the nominal value and the fair value that arises in transactions with related parties are recorded directly into equity to a “Reserve with respect to funding transactions with related parties”.

P.	Share-based payment

Where equity settled share options are awarded to employees, the fair value of the options at the date of grant is charged to the statement of comprehensive income (loss) over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the statement of comprehensive income (loss) over the remaining vesting period. Where the terms and conditions of options are modified after they vest, the increase in the fair value of the options measured and recorded in the statement of comprehensive income (loss) immediately after the modification.

The company recognizes stock based compensation for the estimated fair value of restricted share units (“RSUs”). The company measures compensation expense for the RSUs based on the market value of the underlying stock at the date of grant prior to vesting.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Q.	Finance income and expenses

Finance income comprises of net currencies with exchange rates differences, while finance expenses are comprised of interest on related parties funding, net currencies exchange rates differences, interest on leases liabilities and banks charges.

R.	Income taxes

The Company applies IAS 12, Income taxes. Current taxes are calculated based on the profit (loss) of the fiscal year and in accordance with local tax rules of the tax jurisdiction respectively. Expected and executed additional tax payments respectively tax refunds for prior years are also taken into account. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of profit or loss, unless related to items directly recognized in equity, in the period the new laws are enacted or substantively enacted. Deferred tax assets are recognized to the extent that it is probable that future taxable income will be available against which the deductible temporary differences, unused tax losses and unused tax credits can be utilized.

S.	Fair value measurement hierarchy

The Company measures certain financial instruments, including derivatives, at fair value at the end of each reporting period. Fair value is the price that would be received or paid in an orderly transaction between market participants at a particular date, either in the principal market for the asset or liability or, in the absence of a principal market, in the most advantageous market for that asset or liability accessible to the Company.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

NOTE 3 - CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements, in conformity with Generally Accepted Accounting Principles (GAAP) under IFRS as adopted by EU, requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognised during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates.

The Company evaluates its estimates on an on-going basis using historical experience and other factors, including expectations of future events that are considered reasonable under the circumstances.

The following paragraphs detail the estimates and judgements the Company believes to have potentially the most significant impact on the annual results under IFRS as adopted by EU.

Impairment of non-financial assets
The Company evaluates the need to record an impairment of the carrying amount of fixed assets and intangible assets whenever events or changes in the circumstances indicate that the carrying amount is not recoverable. If the carrying amount of the above assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of the net sale price and value in use. In measuring value in use, the expected cash flows are discounted using a pre-tax discount rate that reflects the specific risks of the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in the statement of comprehensive income (loss).

Funding transactions with related parties:
The fair values of the funding transactions with related parties, the reserve relating to the funding transactions with related parties and the related interest expenses are recorded based on discounted cash flow of the anticipated repayments, calculated using a market interest rate determined by a reputable appraiser. For further details, see Note 6.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 - CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS (CONT.)

Expected credit losses for trade and loan receivables:
At each statement of financial position date, the Company evaluates the collectability of trade receivables and other receivables using the simplified approach allowed under IFRS 9. For trade receivables, a pre-determined matrix for uninsured overdue balances is made which increases to 100% when a balance is more than 3 months overdue or the customer is the subject of insolvency proceedings. For loans an assessment of credit risk is made as per requirements of IFRS 9 and the appropriate loss provision made.  The actual level of receivables collected may differ from the estimated levels of recovery, which could impact operational results positively or negatively.

Share based payments/compensation:
The compensation expenses of stock options are vested over service periods, but exercisable only upon consummation of certain events as provided in the letter of grants. Stock based compensation expenses were recorded based on the fair values of the options, using the Black-Scholes model assumptions as well as the likelihood of the fulfillment of such events at the respective grant dates. For further details see Note 10.

Depreciation of property and equipment: The estimated useful economic lives of property, plant and equipment (PPE) are based on management’s judgements and experience. When management identifies that actual useful lives differ materially from the estimates used to calculate depreciation that charge is adjusted prospectively.

NOTE 4 – CASH AND CASH EQUIVALENTS

Cash and cash equivalents for the purpose of the statement of cash flows comprises:

	31.12.2021	31.12.2020
	U.S. dollars (in thousands)

Cash at bank available on demand	9,680	45,844
Cash on hand	8	11
Total	9,688	45,855

Non-cash transactions from financing activities are shown in the statement of changes in equity.

NOTE 5 – TRADE RECEIVABLES

	31.12.2021	31.12.2020
	U.S. dollars (in thousands)

Trade receivables from third parties (due < 1 year)	1,014	2,121
Total	1,014	2,121

Valuation allowances as of fiscal year end amounting to 0 kUSD (2020: 0 kUSD).

NOTE 6 – RECEIVABLES FROM SUBSIDIARIES

	31.12.2020	31.12.2019
	U.S. dollars (in thousands)

Receivables from subsidiaries (due < 1 year)	42,320	16,512
Total	42,320	16,512

Payables from subsidiaries (due < 1 year)	-	7,492
Total	-	7,492

Valuation allowances as of fiscal year end amounting to 0 kUSD (2021: 0 kUSD).

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 - INTANGIBLE ASSETS

	As of December 31,
	2021	2020
	U.S. dollars (in thousands)

Cost:
Balance at beginning of the period	58,198	45,070
Additions	-	13,128
Sale of certain assets to a subsidiary (Note 1)	58,198	-
As of December 31,	-	58,198

Accumulated amortization:
Balance at beginning of the period	40,363	30,657
Amortization	-	9,706
Sale of certain assets to a subsidiary (Note 1)	40,363	-
As of December 31,	-	40,363

Net Book Value:
As of December 31,	-	17,835

NOTE 8 – SHARES IN AFFILIATED UNDERTAKINGS

The interest held in subsidiaries as at 31 December 2021 is as follows:

Amounts in U.S. dollars (in thousands)
Entity Name	Country of incorporation	31/12/2021 Net Book Value	31/12/2021 Net Equity	31/12/2021 Profit / (Loss)	31/12/2021 Interest held (%)
NeoGames Systems Ltd (see Note 1)	Israel	57,342	19,893	14,431	100
NeoGames Ukraine	Ukraine	202	787	321	100
NeoGames US LLP	USA	-	6,131	3,592	99
NeoGames S.R.O	Czech Republic	-	310	311	100

Figures above are under IFRS (not audited).

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 – SHARES IN AFFILIATED UNDERTAKINGS (CONT.)

The interest held in subsidiaries as at 31 December 2020 is as follows:

Amounts in U.S. dollars (in thousands)
Entity Name	Country of incorporation	31/12/2020 Net Book Value	31/12/2020 Net Equity	31/12/2020 Profit / (Loss)	31/12/2020 Interest held (%)
NeoGames Systems Ltd	Israel	-	5,463	110	100
NeoGames Ukraine	Ukraine	202	281	173	100
NeoGames US LLP	USA	-	2,540	2,085	99
NeoGames S.R.O	Czech Republic	-	(2)	(94)	100

Figures above are under IFRS (not audited).

NOTE 9 - RELATED PARTIES

A.	CAESARS (which acquired WILLIAM HILL):

On June 18, 2018, the Company entered into a license agreement with WHG (International) Ltd. (“WHG”), an affiliate of William Hill. Pursuant to the license agreement, the Company has granted WHG a sub-license to use the NeoSphere Platform (the “Licensed IP”) for a period of four years (the “Initial Period”) to operate in the US iGaming market and additional jurisdictions agreed to by the parties. It was also agreed that William Hill will compensate the Company for the right to use the Licensed IP as well as costs associated with adjustments (“Developed IP”) required to be made to the Licensed IP so that the Licensed IP would be deemed complaint with specific market requirements and other market practices. Upon a change in control of the Company, WHG has the option (the “IP Option”) to convert the license into a perpetual license for a payment of £15.0 million. The Company has also agreed to provide WHG with the IP Option following the completion of a four-year period from the date of the term sheet. The fair value of the IP Option liability was valued with the assistance of a third-party appraiser to be approximately $3.45 million.

The Company’s total revenues from this license agreement in the year ended December 31, 2021 and 2020 amounted approximately $7.9 million and $6.7 million, respectively. The outstanding amounts due under this license agreement as of December 31, 2020 and 2019 amounted to approximately $2.0 million and $1.5 million, respectively, and are included in trade receivables (note 5).

During 2018, the Company borrowed $4.0 million with a stated annual interest rate of 5.0% (the “First Loan”) and $2.0 million with a stated annual interest rate of 1.0% from the credit facility being made available by William Hill pursuant to the Investment and Framework Shareholders’ Agreement dated August 6, 2015. During 2019, the Company borrowed a total of $6.5 million with a stated annual interest rate of 1.0% from this credit facility. All three loans were due in August 2020; however, all the loans were extended in 2020 as described below.

In February 2020, the parties agreed to extend the original repayment schedule such that, all principal loan amounts are due for a full repayment (interest plus principal) on June 15, 2023 and the First Loan is due for repayment on June 30, 2021. The implied benefit of $2.5 million (reflecting the extension of the original repayment schedule) was accounted for as a modification of debt in accordance with IFRS 9, with a related party and therefore recorded in “Reserve with respect to funding transactions with related parties” in the statement of changes in equity (deficit) and will be amortized as additional interest expense over the remaining period of the loans.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTIES (CONT.)

On September 18, 2020, the Company borrowed $2.5 million from the credit facility to partially early repay the principal of the First Loan. The loan bears an annual interest rate of 1.0%, which is below market interest rate, and is due in full on June 15, 2023. Therefore, the $0.6 million difference in discounted cash flows to be paid for the outstanding amount based on the market annual interest rate of 12% amounted to $1.9 million, and its face value was recorded directly into the statement of changes in equity (deficit) under “Reserve with respect to funding transactions with related parties” as “Benefit to the Company by an equity holder with respect to funding transactions” and will be amortized as additional interest expense over the period of the loan.

The difference in the interest rates between the calculated annual market interest rate of 12% and interest due on these loans was recorded as loan discounts to be amortized over the funding repayment period as additional finance expenses. Accordingly, the Company recorded interest expenses on the loans based on the fair value market interest rate of $1.4 million, $1.3 million and $0.2 million in 2020, 2019 and 2018, respectively.

On June 29, 2021 the Company repaid the loan in the amount of $1.5 million and interest in the amount of $0.6 million.

Loans and other due to William Hill, net:

	As of December 31,
	2021	2020
	U.S. dollars (in thousands)

Loan principals	11,000	12,500
Discounts	(1,445)	(2,492)
Accrued interest	267	677
Liability with respect to IP Option	3,450	3,450
Receivables on IP Option	(373)	(1,497)
	12,899	12,638

B.	ASPIRE GROUP:

On August 6, 2015, the Company entered into a services agreement with Aspire and William Hill pursuant to which the Company has provided Aspire with certain dedicated development, maintenance and support services necessary for the operation of Aspire's business (the “Transition Service Agreement”). On July 8, 2015, the Company entered into a cost allocation agreement with Aspire (mainly with respect to the office lease in the reported periods) pursuant to which each party has agreed to bear certain costs that are then recovered on a pass-through basis from the other party, including a sublease to the Company's Israeli offices, provided to the Company by Aspire until 2021 (the “Cost Allocation Agreement”). The sublease and related charges totaled $1 million.

In the reported periods, the Company provided and received certain services from the Aspire Group, such as research and development services and administrative services as follows:

	For the year ended December 31,
	2021	2020
	U.S. dollars (in thousands)

Revenues	1,617	2,430

Expenses – Labor:	64	66

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTIES (CONT.)

Capital notes and accrued interest from the Aspire Group:

On May 18, 2017, the parties agreed to extend the original repayment schedule of the capital notes and the accrued interest, such that the outstanding amounts would have been repaid in March 2022.
In March 2022, the company paid the outstanding capital notes and the accrued interest from Aspire Group.

As of December 31,	Principal amount	Balance*	Contractual interest rate	Effective interest rate
	U.S. dollars (in thousands)%

2021	21,838	21,086	1	20
2020	21,838	17,739	1	20

* Including accrued interest of $582 thousand and $582 thousand as of December 31, 2021 and 2020, respectively.

The interest expenses for the years ended December 31, 2021 and 2020 amounted to $3.6 million and $3.0 million, respectively.

NOTE 10 - SHARE BASED PAYMENTS

Options
During the first quarter of 2019, the Company reached an agreement with Company’s former Chief Executive Officer following his termination of employment, to extend the expiration date of the options granted to him on May 20, 2015 by four years.

The fair value of the extended options was estimated as of the June 30, 2019, using the Black-Scholes model.
The following table summarizes the underlying assumptions used in the model:

Dividend Yield	0%
Expected volatility	31%
Risk free interest rate	2.48%
Expected life	2 years
Weighted average exercise price	$0.17
Price per share	$0.52
Grant date fair value of each option	$0.36

As a result of the above mentioned modification during 2019, the Company recorded $250 thousand of share based compensation expenses.

On May 13, 2019, the Company granted to certain employees 4,321,500 options to purchase its shares that will be vested over a service period of four years.

The fair value of the options granted was estimated as of the Grant Date using the Black-Scholes model.
The following table summarizes the underlying assumptions used in the model:

Dividend Yield	0%
Expected volatility	29.67%-30.2%
Risk free interest rate	2.21%- 2.28%
Expected life	5.5-7 years
Weighted average exercise price	$0.17
Price per share	$0.52
Grant date weighted average fair value per option	$0.38

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 - SHARE BASED PAYMENTS (CONT.)

On July 1, 2019, the Company has amended to certain employees, who agreed to it, certain terms of options granted as part of 2015 and 2017 plans. According to the amendment, the exercise of the options shall no longer be conditioned upon M&A transaction or IPO. The options, which are no longer conditioned, are considered as being granted on July 1, 2019 and are vested over a period of two years from the new grant date.

The fair value of the options granted was estimated as of the new Grant Date using the Black-Scholes model.
The following table summarizes the underlying assumptions used in the model:

Dividend Yield	0%
Expected volatility	29.3%-29.86%
Risk free interest rate	1.8%-1.85%
Expected life	5.12-6 years
Weighted average exercise price	$0.21
Price per share	$0.52
Grant date weighed average fair value of an option	$0.34

On July 13, 2020, the Company granted to certain employees options to purchase an aggregate of 415,000 of its ordinary shares that will vest over a service period of four years.

The fair value of the options granted was estimated to be $0.6 million as of the July 13, 2020 grant date using the Black-Scholes model:

Dividend Yield	0%
Expected volatility	39.4%-37%
Risk free interest rate	0.35%-0.48%
Expected life	5.5-7 years
Weighted average exercise price	$0.17
Price per share	$1.5

On November 18, 2020, the Company granted to the Chairman of the Board options to purchase an aggregate of 48,581 of its ordinary shares that will vest over a service period of two years. On the same date the Company granted to certain consultant options to purchase an aggregate of 12,145 of its ordinary shares that will vest over a service period of four years.

The fair value of the options granted was estimated to be $0.4 million as of the November 18, 2020 grant date using the Black-Scholes model:

Dividend Yield	0%
Expected volatility	39%-42%
Risk free interest rate	0.42%-0.64%
Expected life	5.13-7 years
Weighted average exercise price	$17
Price per share	$17

On May 26, 2021, the Company granted a member of the Board of Directors options to purchase an aggregate of 15,000 of its ordinary shares that will vest over a service period of eight month.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 - SHARE BASED PAYMENTS (CONT.)

The fair value of the options granted was estimated to be $0.3 million as of the May 26, 2021 grant date using the Black-Scholes model:

Dividend Yield	0%
Expected volatility	38%
Risk free interest rate	0.9%
Expected life	5.33 years
Weighted average exercise price	$57.6
Price per share	$57.6

The following table summarizes option activities for the years ended December 31, 2021 and 2020:

	2021		2020
	Weighted average exercise price ($)	Number	Weighted average exercise price ($)	Number

Outstanding at January 1,	2.02	1,708,020	1.48	1,632,220
Granted during the year	57.56	15,000	9.92	111,129
Exercised during the year	1.5	(581,240)	1.40	(12,473)
Forfeited during the year	1.88	(7,894)	1.73	(22,856)
Outstanding at December 31,	2.69	1,133,886	2.02	1,708,020

Vested and exercisable at December 31,	2.00	798,262	1.52	1,203,456

On November 10, 2020 the Company completed a 1: 8.234 reverse split of its share and the numbers of options and the exercise price were adjusted accordingly in the tables above.

Restricted share units (RSUs)

On October 22, 2021 the company granted 140,336 RSU to employees and subcontractors. The related expenses were recorded during 2021. The RSUs are granted at fair value market price and vest over a service period of four years.

As of December 31, 2021, the Company had unrecognized share-based compensation expenses related to options and RSUs of $3.2 million, which is expected to be recognized over a weighted average period of approximately 3.1 years.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11 – EQUITY

The following describes the nature and purpose of each reserve within equity:

Reserve	Description and purpose

Share premium	Amount subscribed for share capital in excess of nominal value.
Share based payments reserve	Fair value of the vested employees' options to purchase Company shares.
Reserve with respect to transaction under common control
The reserve represents the difference between the fair value of the consideration and the book value of the intangible assets as was accounted for by the seller, with respect to acquisition under common control.

Reserve with respect to funding transactions from related parties	See Note 9
Legal reserve with respect to associate companies	The Company is required to allocate a minimum of 5% of its annual net income to a legal reserve, until this reserve equals 10% of the subscribed share capital. This reserve may not be distributed.

Share capital

As at December 31, 2021 NeoGames S.A.’s fully paid in share capital totaled USD 45,263.75 represented by 25,565,095 shares, without nominal value.

As at December 31, 2020 NeoGames S.A.’s fully paid in share capital totaled USD 44,234.66 represented by 24,983,855 shares, without nominal value.

NOTE 12 – REVENUES

	2021	2020
	U.S. dollars (in thousands)

Games royalties	1,943	2,113

Development and other services from Aspire (See also Note 4B)	1,617	2,430
Development and other services from inter group
to NPI and Michigan Joint Operation	266	8,844
Total Development and other services	1,883	11,274
Use of IP rights (see also Note 4A)	7,897	6,695
Software services provided to subsidiaries	6,671	21,249
Total Revenues	18,394	41,331

NOTE 13 - GENERAL AND ADMINISTRATIVE EXPENSES

	2021	2020
		(unaudited)
	U.S. dollars (in thousands)
Labor and related	730	403
Labor and related from a Related Company	64	42
Professional fees	1,791	639
Travelling	61	40
Other	1,770	1,065
	4,416	2,189

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to a variety of financial risks, which result from its financing, operating and investing activities. The objective of financial risk management is to minimize exposures in these financial risks and to mitigate a negative impact on the Company’s financial performance and position. The Company’s financial instruments are its cash and cash equivalents, trade and other receivables, capital notes and loans from related parties, lease liabilities and trade and other payables. The Company actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Company’s financial instruments are mainly credit risks and currency risk. The risk management policies employed by the Company to manage these risks are discussed below.

A.	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the end of the reporting year.

The Company closely monitors the activities of its counterparties enabling it to ensure the prompt collection of customer balances. Furthermore, the Company engages only with reputable customers.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with acceptable ratings are authorized.
The Company does not enter into derivatives to manage credit risk of this type.

Quantitative disclosures of the credit risk exposure in relation to financial assets are set out below. These also include certain other liquid non-financial assets with potential credit risk. Further disclosures regarding trade and other receivables, which are neither past due nor impaired, are provided in note XX.

As of December 31, 2020, the Company had a single balance of trade receivables outstanding, exceeding 10% of the Company’s consolidated trade receivables. William Hill accounted for 92% of trade receivables outstanding.

B.	Market risk

(i)	Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates.
Foreign exchange risk also arises when Company operations are entered into in currencies denominated in a currency other than the functional currency.

Currency exposures are monitored by the Company monthly.

Sensitivity analysis to the currency risk: The Company has not presented a sensitivity analysis for the impact on its statement of comprehensive income (loss) of potential movements in currencies rates, as the change in the fair value of its financial instruments would be negligible.

(ii)	Interest rate risk

As a result of the relevant portion of floating rate borrowings the Company is exposed to interest rate risk, in particular the risk of Euro interest rates. Whilst the Company takes steps to minimise its exposure to cash flow interest rate risk, changes in interest rates will have an impact on profit. Management continually monitor interest rate movements to assess the impact that this will have upon interest costs. The annualised effect of a 1% increase in the interest rate at the statement of financial position date on variable rate debt carried at that date would, all other variables being held constant, have resulted in a decrease of the Company’s pre-tax profit for the year of Euro 782 thousand. A 1% decrease in the interest rate would, on the same basis, have increased pre-tax profits by the same amount.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.)

C.	Liquidity risk

Company’s liquidity risk management aims to ensure that the Company is able to timely obtain the financing required to properly carry on its business activities, implement its strategy, and meet its payment obligations when due, while avoiding the need of having to obtain funding under unfavorable terms.

The Company monitors its liquidity in order to ensure that sufficient liquid resources are available to allow it to meet its obligations.

For this purpose, liquidity management at the Company comprises:

•	consistent financial planning and cash flow forecasting at company levels with different time horizons (monthly, annual and three year business plans);

•	diversification of financing sources;

•	diversification of the maturities of the debt issued in order to avoid excessive concentration of debt repayments in short periods of time;

•	arrangement of committed credit facilities with relationship banks, ensuring the right balance between satisfactory liquidity and adequate commitment fees.

The following table details the contractual maturity analysis of the Company’s financial liabilities (representing undiscounted contractual cash-flows):

	As of December 31, 2021
	In 3 months	Between 3 months and 1 year	More than 1 year	More than 5 years	Total
	U.S. dollars (in thousands)
Capital notes and accrued interest due to Aspire Group	-	22,420	-	-	22,420
Loans due to William Hill	-	-	12,757	-	12,757
Trade and other payables	4,793	-	-	-	4,793
Total	4,793	22,420	12,757	-	39,970

	As of December 31, 2020
	In 3 months	Between 3 months and 1 year	More than 1 year	More than 5 years	Total
	U.S. dollars (in thousands)
Capital notes and accrued interest due to Aspire Group	-	-	22,419	-	22,419
Loans due to William Hill	-	2,022	11,155	-	13,177
Trade and other payables	1,955	-	-	-	1,955
Total	1,955	3,673	35,429	-	37,551

Capital notes and other loans include interest calculated at the rate applicable at 31 December.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT.)

Capital disclosures
The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The capital structure of the Company consists of debt  and equity used to finance the assets of the Company.

NOTE 15 - EMPLOYEES

The Company does not employ any employees (2020: nil).

Directors’ and key management personnel remuneration

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including the directors of the Company. They are not employed by the Company.

NOTE 16 - FINANCE INCOME (EXPENSES)

Finance income represents interest income from related parties at amortized costs.

Finance costs represent bank borrowing and interest costs from related parties at amortized costs.

	2021	2020
	U.S. dollars (in thousands)
Finance income
Currency exchange rate differences	-	1,067
	-	1,067
Finance expenses
Currency exchange rate differences	1,332	1,067
Bank charges	11	63
	1,343	63

NOTE 17 – CONTINGENT LIABILITIES

The Company has no contingent liabilities.

In January 2019, the U.S. Department of Justice (“DoJ”) issued a new interpretation of its previous 2011 interpretation relating to the applicability of the Wire Act to internet gaming conducted by state lotteries. The 2011 interpretation had determined that the Wire Act only applied to sports betting. The new January 2019 interpretation reverses this view and, in effect, indicates the Wire Act covers all forms of gambling. On January 15, 2019, the Deputy Attorney General issued a memorandum stating that Department of Justice attorneys should adhere to the 2018 Opinion, but that as an exercise of discretion, the Department would refrain from applying the new interpretation to persons who engaged in conduct in reliance on the interpretation set forth in the 2011 Opinion prior to the date of the new 2018 Opinion and for 90 days thereafter.

On February 15, 2019, NPI filed a motion with the U.S. District Court for the District of New Hampshire (“District Court”) requesting a formal declaratory judgement clarifying that the Wire Act only applies to sports betting.

In June 2019, the District Court rulled in favor of NPI and determined (without qualification) that the Wire Act does not apply to State lotteries. The DoJ has appealed that decision in October 2019 and a hearing on the appeal took place in June 2020.

A decision of the First Circuit was received on January 20, 2021. The First Circuit of the U.S. Court ruled in favor of the Company and unequivocally reconfirmed that the federal Wire Act is limited to sports betting and, therefore, does not pertain to state‐run lotteries. If the government wishes to seek further review in the U.S. Supreme Court, it must file its petition to do so by June 21, 2021.  If review is sought, the U.S. Supreme Court will have discretion to hear the case or decline to do so.

NEOGAMES S.A.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 17 – CONTINGENT LIABILITIES (CONT.)

In June 2021, the DoJ declined to appeal the decision of the United States Court of Appeals for the First Circuit, permitting state-run lotteries and their suppliers to continue to sell lottery products online without the immediate threat of federal prosecution for such activities.

At this stage, it is not clear whether our U.S. state lottery customers will be impacted if the Wire Act is held to extend to state lotteries. Furthermore, the DoJ stated in its appeal that it has not formed a view on the application of the Wire Act to state lotteries and, if the DoJ were ever to form the view that the Wire Act does apply, any enforcement would need to take into consideration the consequences of doing so given the nature of the public purposes for which the state lotteries raise money. In addition, we employ processes to limit any risk of implicating the Wire Act, such as geo-gating and maintaining servers within the states in which we operate, although it is possible that the DoJ may take the position that such servers are used in interstate commerce.

NOTE 18 - DIVIDENDS

No dividend has been distributed by the Company for the years 2020 and 2021, the profit of the Company has been allocated to the reserves or to the profit brought forward.

Basic earnings per share
Basic earnings (loss) per share is calculated by dividing the earnings (loss) attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the financial year, adjusted for ordinary shares issued during the year, if applicable.

Diluted earnings per share
Diluted earnings (loss) per share adjusts the figures used in the determination of basic earnings per share to take into account the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of options takes place as expected; and the addition of the shares to be derived from realization must have a dilutive effect.

	For the year ended December 31,
	2020	2020
	U.S. dollars (in thousands)
Basic and diluted earnings per share
Net income (loss) attributable to equity holders of the company	26,926	4,637
Weighted average number of issued ordinary shares	25,302,350	22,329,281
Dilutive effect of share options	1,337,770	1,569,196
Weighted average number of diluted ordinary shares	26,640,120	23,898,477
Income (loss) per share, basic (USD)	0.11	0.21
Income (loss) per share, diluted (USD)	0.10	0.19

NOTE 19 – SUBSEQUENT EVENTS

As significant portion of our development team resides and works from Ukraine. The continuation of the local war may impact our ability to meet our long-term development delivery commitments although so far, the Company managed to mitigate the risk and no material impact has been observed on the delivery and stability of the development projects. That being stated, it is difficult to predict whether our ability to continue and develop our products in the same pace and launch new contracts in short delivery timelines may be affected by the situation in Ukraine

On January 17, 2022, we commenced a public offer to the shareholders of Aspire Global plc to acquire 100% of the outstanding shares for approximately $480 million. The offer is comprised of cash for 50% of Aspire Global and equity for the remaining 50% of shares. If the offer is accepted by at least 90% of Aspire shareholders, and subject to additional terms and conditions, the transaction is expected to close during the first half of 2022. Accordingly, the company recorded Prospective acquisition related expenses of $3.8 million.

In March 2022, the company paid the outstanding capital notes and the accrued interest from Aspire Group, see note 6.